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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

 NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT
                              COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

NAME: BANC OF AMERICA FUNDS TRUST

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

   One Financial Center
   Boston, MA 02111-2621

TELEPHONE NUMBER:

   (800) 345-6611

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

   The Corporation Trust Company
   Corporation Trust Center
   1209 Orange Street
   Wilmington, DE 19801

WITH A COPY TO:

   Robert M. Kurucza, Esq.
   Morrison & Foerster LLP
   2000 Pennsylvania Avenue, N.W.
   Suite 5500
   Washington, DC 20006-1888

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CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 YES [X] NO [ ]

                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be fully signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 27th day of February 2006.

                                       BANC OF AMERICA FUNDS TRUST


                                       By: /s/ Christopher L. Wilson
                                           -------------------------------------
                                           Christopher L. Wilson
                                           President and Chief Executive Officer

Attest:


/s/ James R. Bordewick, Jr.
-------------------------------------
James R. Bordewick, Jr.
Senior Vice President, Secretary and
Chief Legal Officer